Exhibit 5.1

200 South Orange Avenue, Suite 2600 | Orlando, FL 32801 | T 407.425.8500 | F 407.244.5288

Holland & Knight LLP | www.hklaw.com

November 13, 2024

Clene Inc.

6550 South Millrock Drive, Suite G50

Salt Lake City, Utah 84121

Re:         Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for Clene Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), including a prospectus (the “Prospectus”). The Registration Statement relates to the offer and resale by the Selling Securityholders (as defined below) of the Company of the following securities: (i) up to an aggregate of 379,930 shares (the “Shares”) of Clene Inc. common stock, par value $0.0001 per share (“common stock”), originally issued as part of three separate, concurrent private placements (the “Private Placements”) on October 1, 2024 to certain existing stockholders of the Company (the “Current Investors”) and certain directors and executive officers of the Company (the “Affiliate Investors”), (ii) up to an aggregate of 424,358 shares (the “Pre-Funded Warrant Shares”) of common stock issuable upon the exercise of a pre-funded warrant to purchase common stock (the “Restricted Pre-Funded Warrant”), originally issued in the Private Placements to a certain Current Investor, and (iii) up to an aggregate of 1,546,914 shares (the “Restricted Warrant Shares,” and together with the “Pre-Funded Warrant Shares,” the “Warrant Shares”) of common stock issuable upon the exercise of warrants to purchase common stock (the “Restricted Warrants,” and together with the Restricted Pre-Funded Warrant, the “Warrants”), originally issued in the Private Placements to the Current Investors, Affiliate Investors and an accredited and institutional investor (the “Accredited Investor,” and collectively with the Current Investors and Affiliate Investors, the “Selling Securityholders”).

This opinion is being delivered to you pursuant to Item 601(b)(5) of Regulation S-K under the Act at the request of the Company.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, (ii) the Company’s Bylaws, (iii) the Registration Statement, including the Prospectus, (iv) the Warrants, (vi) corporate proceedings of the Company relating to the Shares, the Warrants and the Warrant Shares, and (vii) such other instruments and documents as we have deemed necessary under the circumstances.

Clene Inc.

November 13, 2024

With respect to various factual matters material to the opinion expressed below, we have relied upon certificates and information furnished by public officials and representatives of the Company.

We have assumed without inquiry or other investigation: (i) the legal capacity of each natural person executing the agreements described herein; (ii) the full power and authority of each entity other than the Company to execute, deliver and perform such agreements and each document executed and delivered or to be executed and delivered in connection therewith; (iii) the due authorization, execution and delivery by each entity other than the Company of each such agreement and each document executed and delivered or to be executed and delivered by such entity; (iv) that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of this opinion letter and no undisclosed prior waiver of any right or remedy contained in any of the documents; (v) the genuineness of each signature; (vi) the completeness of each document submitted to us; (vii) the authenticity of each document reviewed by us as an original; (viii) the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (ix) that each certificate or copy of a public record furnished by public officials is accurate, complete and authentic; and (x) the valid, legal, binding and enforceable nature of the obligations of all parties under the transaction documents other than the Company.

Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

(i) the Shares are validly issued, fully paid and non-assessable; and

(ii) the Warrant Shares, when issued and delivered upon exercise of the Warrants, in accordance with the terms of the Warrants, and following payment of the exercise price in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinion is limited to matters governed by the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. This opinion letter is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP